Exhibit 99.1

AspenBio Pharma Files for FDA approval of StayBred ™

CASTLE ROCK, CO., January 3, 2007 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, announced today it has filed an Investigational New Animal Drug Application (“INADA”) with the Center for Veterinary Medicine of the Food and Drug Administration (“FDA”).

This application officially commences the FDA approval process for StayBred™, the company’s largest revenue potential single-chain drug, with a U.S. market potential estimated to exceed $200 million annually. StayBred is an innovative new product that contains a recombinant single-chain LH analog designed to help dairy cows maintain pregnancy, thereby increasing milk production and reducing overall reproduction costs.

This action reflects AspenBio Pharma’s continued progress in the development and testing of four single-chain recombinant drugs created from the patent portfolio it licensed from Washington University of St Louis, Missouri. This drug technology platform is designed to substantially improve both reproduction rates and reproduction management in all animals of economic importance, with Aspen’s initial product development focused on bovine (cow) and equine (horse) species.

In addition to StayBred, the drugs include equine luteinizing hormone EquiPure LH™ (“eLH”), equine follicle stimulating hormone EquiPure FSH™ (“eFSH”), and bovine follicle stimulating hormone BoviPure FSH™ (“bFSH”). These are being produced internally or under contracts with outside organizations specializing in the manufacture of recombinant bio-pharmaceuticals.

StayBred continues to demonstrate in ongoing field trials that the drug is biologically active, highly pure, and appears to be effective in maintaining pregnancy on a cost-justified and effective basis. Initial activities for securing an international licensing partner to support FDA approval, distribute, and market the drug are underway. Patent filings associated with this technology continue to be expanded and supplemented.

Richard Donnelly, president and CEO of AspenBio Pharma stated, “This INADA filing for StayBred represents an important milestone for the company. This new drug has the potential to deliver substantial economic benefit to dairy producers, including increasing milk production and reducing reproduction costs. This milestone also reveals the major progress we have achieved in advancing our product pipeline, and it strengthens confidence in our development strategy and long-term potential. We remain highly focused on advancing all of our products and are already exploring various marketing and distribution opportunities, including discussions with prospective licensing partners.

AspenBio Pharma plans to further exploit the significant technology rights under the Washington University license agreement and develop single-chain drugs designed to improve reproduction rates and reproduction management for all significant non-human mammal species.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and others that have large worldwide market potential. The company was formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. The company has created an early pregnancy “open cow” diagnostic for dairy cows that is currently in late-stage development. AspenBio Pharma is also working on a blood test to assist in the diagnosis of appendicitis in humans. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of new products and produce them economically, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, obtain additional funding as and if needed, adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, and realization of intangible assets. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
949-574-3860